Exhibit 99.1

Suite 1750, 700 West Pender St. Vancouver, British Columbia CANADA V6C 1G8 TSX: KOR OTCQX: CORVF	Tel: (604) 638-3246 Toll Free: 1-844-638-3246 info@corvusgold.com

NR19-14	October 2, 2019

CORVUS GOLD INC. ANNOUNCES C$20 MILLION BOUGHT DEAL FINANCING

Vancouver, B.C. Corvus Gold Inc. (“Corvus” or the “Company”) – (TSX: KOR, OTCQX: CORVF) is pleased to announce that it has entered into an agreement with BMO Capital Markets, as sole underwriter, under which BMO Capital Markets has agreed to buy on a bought deal basis 10,000,000 common shares of the Company (the “Common Shares”), at a price of C$2.00 per Common Share for gross proceeds to the Company of approximately C$20 million (the “Offering”). No warrants were issued in conjunction with the financing.

The Company has granted BMO Capital Markets an option, exercisable in whole or in part, at the offering price for a period of 30 days following the closing of the Offering, to purchase up to an additional 15% of the Common Shares sold under the Offering to cover over-allotments, if any, and for market stabilization purposes. The Offering is expected to close on or about October 10, 2019 and is subject to Corvus receiving all necessary regulatory approvals, including the approval of the Toronto Stock Exchange.

The Company intends to use the net proceeds of the Offering (i) for exploration expenditures at the Company’s North Bullfrog and Mother Lode properties and (ii) for corporate general and administrative expenses, land and permits.

The Company will file a prospectus supplement with the securities commissions in each of the provinces of British Columbia, Alberta and Ontario to supplement the Company’s Canadian short form base shelf prospectus dated February 15, 2019, and the Company will file a prospectus supplement to the Company’s base shelf prospectus contained in the Company’s registration statement on Form S-3, effective February 19, 2019, with the United States Securities and Exchange Commission (the “SEC”), in connection with the Offering for which this communication relates (collectively, the “Offering Documents”). The Offering Documents will contain important detailed information about the securities being offered.

Before you invest, you should read the Offering Documents and other documents that the Company has filed with the SEC and Canadian securities regulators for more complete information about the Company and the Offering. Copies of the Underwriting Agreement and the Offering Documents will be available for free by visiting the Company’s profiles on SEDAR at www.sedar.com or EDGAR at www.sec.gov/edgar.shtml, as applicable.

Alternatively, a copy of the Offering Documents can be obtained by contacting BMO Capital Markets, Brampton Distribution Centre C/O The Data Group of Companies, 9195 Torbram Road, Brampton, Ontario, L6S 6H2 or by telephone at (905) 791-3151 Ext 4312 or by email at torbramwarehouse@datagroup.ca. A copy of the prospectus supplement and base shelf prospectus relating to the Offering in the United States may be obtained by contacting BMO Capital Markets Corp., Attn: Equity Syndicate Department, 3 Times Square, 25th Floor, New York, NY 10036 (Attn: Equity Syndicate), or by telephone at (800) 414-3627 or by email at bmoprospectus@bmo.com.

Corvus Gold Inc.	- 2 -	October 2, 2019
NR19-14 Continued

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of Common Shares in any state or province in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state, province, or other jurisdiction.

About Corvus Gold Inc.

Corvus Gold Inc. is a North American gold exploration and development company, focused on its near term gold-silver mining project at the North Bullfrog and Mother Lode Districts in Nevada. Corvus is committed to building shareholder value through new discoveries and the expansion of its projects to maximize share price leverage in an advancing gold and silver market.

On behalf of

Corvus Gold Inc.

(signed) Jeffrey A. Pontius

Jeffrey A. Pontius,

President & Chief Executive Officer

Contact Information:	Ryan Ko
Investor Relations
Email: info@corvusgold.com
Phone: 1-844-638-3246 (toll free) or (604) 638-3246

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable Canadian and US securities legislation. All statements, other than statements of historical fact, included herein, including, without limitation, statements regarding the anticipated timing for filing the prospectus supplements, receipt of regulatory approval, closing the Offering, the proposed use of proceeds from the Offering, and the advancement and development of our North Bullfrog project and Mother Lode project are forward-looking statements. Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct. Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events. The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, risks related to the satisfaction of the conditions to closing the Offering and receipt of necessary regulatory approvals, and other risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2019 filed with certain securities commissions in Canada and the Company’s most recent filings with the United States Securities and Exchange Commission (the “SEC”). All of the Company’s Canadian public disclosure filings in Canada may be accessed via www.sedar.com and filings with the SEC may be accessed via www.sec.gov and readers are urged to review these materials, including the technical reports filed with respect to the Company’s mineral properties.